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                                                                    EXHIBIT 11.1

                       STATEMENT REGARDING COMPUTATION OF
                               EARNINGS PER SHARE

                        CKS GROUP, INC. AND SUBSIDIARIES

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
                                                                    YEAR ENDED NOVEMBER 30,
                                                                 ------------------------------
                                                                  1994       1995        1996
                                                                 ------     -------     -------
Net income.....................................................  $  288     $ 1,366     $ 5,679
                                                                 ------     -------     -------
Weighted average number of common shares outstanding...........   8,775      10,140      12,785
Number of common stock equivalents as a result of stock options
  outstanding using the treasury stock method..................      --         198         577
Number of common shares issued and stock options granted in
  accordance with Staff Accounting Bulletin No. 83.............   1,169         388          --
                                                                 ------     -------     -------
Shares used in per share computation...........................   9,944      10,726      13,362
                                                                 ------     -------     -------
Net income per share...........................................  $ 0.03     $  0.13     $  0.43
                                                                 ======     =======     =======